ARTICLES OF AMENDMENT
                                     to the
                            ARTICLES OF INCORPORATION



         Pursuant to the provisions of the Colorado Corporation Code, the undersigned corporation adopts the following Articles of Amendments to its Articles of Incorporation:

     FIRST: The name of the corporation is THE LINK GROUP INC.

     SECOND: The following amendment to the Articles of Incorporation was adopted on February 18, 2002, as prescribed by the Colorado Corporation Code, in the manner marked with an X below:

     [X]    Such  amendment was adopted by a vote of the common shareholders.
The number of shares voted for the amendment was sufficient for approval.

     The authorized common stock of the company shall be 200,000,000 shares of $.0001 par value per share.

         THIRD: The manner, in which any exchange, reclassification, or cancel-lation of issued shares shall be effected, is as follows:

     The issued and outstanding common shares as of February 18, 2002 are consolidated (reverse split) pro rata on the basis of one share for each four shares outstanding on February 18, 2002.

     FOURTH: The manner in which such amendment effects a change in the amount of stated capital, and the amount of stated capital as changed by such amendment, are as follows:

     The stated capital based upon par value of $.0001 per share shall be increased to $20,000.

                                        World Envirotech, Inc.



                                        By:  /s/ Ernest Cheung
                                             ---------------------------------
                                             Ernest Cheung, President

STATE OF ___________________    )
                                )     SS.
COUNTY OF __________________    )

         The foregoing was acknowledged before me by Ernest Cheung as President of World Envirotech, Inc. a Colorado corporation, this 18th day of February, 2002.

         My Commission expires:

                                                   --------------------------
                                                   Notary Public
                                                   Address: